Exhibit 99.1

Analyst Contact:	Media Contact:
Jonathan Peisner	Julie Vincent
317-249-4273	317-249-4233
jpeisner@adesa.com	jvincent@adesa.com

ADESA, INC. ANNOUNCES

FURTHER MANAGEMENT REALIGNMENT

(Carmel, IN, May 9, 2005)—ADESA, Inc. Chairman, President and CEO David Gartzke announced today that the company has made additional management realignment changes to better position itself for the future and to continue to take advantage of synergies across its business lines.

ADESA announced one round of management changes in mid-April, naming Brad Todd Chief Operating Officer of ADESA Corp., in addition to his responsibilities as President of AFC (ADESA’s floorplan financing segment), and Paul Lips Senior Vice President of Operations for ADESA Corp. (ADESA’s U.S. used vehicle auction segment).

Today’s announcement includes the departure of James Hallett, Executive Vice President of ADESA, Inc., and President of ADESA, Corp., LLC.  The departure was effective May 6, 2005.

Chuck Tapp, Executive Vice President, Sales and Marketing, of ADESA Corp. will head up the customer relationship role.  Gartzke will assume the title of President of ADESA Corp., in addition to his other roles, with both Todd and Tapp reporting to him.

 “Customer relationships are important strategically for ADESA and something we take very seriously,” Gartzke added. “In today’s environment, it is critical that ADESA senior management constantly reassess customer needs and how to best serve them.”

Gartzke added that these crossover management changes are key to leadership development for the future and that operating business lines separately without maximizing efficiencies and resources is just not the right model for ADESA’s future.

“We’re excited about this further realignment and the opportunity it brings to take the company forward,” Gartzke said.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing.  The company’s operations span North America with 53 ADESA used vehicle auction sites, 30 Impact salvage vehicle auction sites and 83 AFC loan production offices.  For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.